NEWS RELEASE
T. ROWE PRICE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

BALTIMORE (January 28, 2021) - T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) today reported its results for the fourth quarter and full year 2020.
▪Assets under management end quarter at $1.47 trillion
▪Net client inflows of $2.2 billion for Q4 2020 and $5.6 billion for 2020
▪Net revenues of $1.7 billion for Q4 2020 and $6.2 billion for 2020
▪Diluted earnings per common share of $3.33 for Q4 2020 and $9.98 for 2020
▪Adjusted non-GAAP diluted earnings per common share of $2.89 for Q4 2020 and $9.58 for 2020
▪Long-term investment performance remains strong

Financial Highlights

	Three Months ended			Year ended
(in millions, except per-share data)	12/31/2020	12/31/2019	% change	12/31/2020	12/31/2019	% change

U.S. GAAP basis
Investment advisory fees	$1,602.2	$1,344.7	19.1%	$5,693.1	$5,112.5	11.4%
Net revenues	$1,732.9	$1,468.7	18.0%	$6,206.7	$5,617.9	10.5%
Operating expenses	$977.0	$888.4	10.0%	$3,461.0	$3,230.9	7.1%
Net operating income	$755.9	$580.3	30.3%	$2,745.7	$2,387.0	15.0%
Non-operating income(1)	$390.1	$170.0	n/m	$496.5	$540.3	n/m
Net income attributable to T. Rowe Price Group	$783.4	$545.3	43.7%	$2,372.7	$2,131.3	11.3%
Diluted earnings per common share	$3.33	$2.24	48.7%	$9.98	$8.70	14.7%
Weighted average common shares outstanding assuming dilution	229.2	237.4	(3.5)%	231.2	238.6	(3.1)%

Adjusted non-GAAP basis(2)
Operating expenses	$908.5	$863.5	5.2%	$3,342.7	$3,149.8	6.1%
Net operating income	$827.0	$605.7	36.5%	$2,873.9	$2,474.9	16.1%
Non-operating income(1)	$42.5	$27.2	n/m	$92.7	$126.0	n/m
Net income attributable to T. Rowe Price Group	$680.2	$495.2	37.4%	$2,276.8	$1,975.6	15.2%
Diluted earnings per common share	$2.89	$2.03	42.4%	$9.58	$8.07	18.7%

Assets under Management (in billions)
Average assets under management	$1,394.0	$1,162.0	20.0%	$1,247.9	$1,109.3	12.5%
Ending assets under management	$1,470.5	$1,206.8	21.9%	$1,470.5	$1,206.8	21.9%
(1) The percentage change in non-operating income is not meaningful (n/m).
(2) Adjusts the GAAP basis for the impact of consolidated T. Rowe Price investment products, the impact of market movements on the supplemental savings plan liability and related economic hedges, investment income related to certain other investments, and certain nonrecurring charges and gains. The firm believes the non-GAAP financial measures provide relevant and meaningful information to investors about its core operating results. See the reconciliation to the comparable U.S. GAAP measures at the end of this earnings release.

Management Commentary
William J. Stromberg, president and chief executive officer, commented: “Markets entered 2020 on solid footing but, as the extent of the coronavirus pandemic grew, economic activity slowed to a crawl and risk assets of all kinds quickly fell into bear market territory. The economic recession and associated bear market wound up being the shortest on record as unprecedented government and central bank stimulus programs, along with an easing of lockdowns, led to a rapid recovery of economic activity and asset prices. For the year, revenues grew 10.5% due to the strong recovery in global markets and full-year positive net flows were $5.6 billion. Adjusted non-GAAP net income grew 15.2%, adjusted diluted earnings per common share grew 18.7%, and we returned $2.0 billion to stockholders through the annual dividend and the repurchase of 10.9 million shares at an average price of $109.30.
“After a choppy start in October, the fourth quarter saw strong market gains with the approval of coronavirus vaccines and clarity on the outcome of the U.S. presidential election. Positive Q4 net flows of $2.2 billion were driven by international equity and U.S. fixed income, while U.S. equity and target date experienced outflows. EMEA and APAC continued to perform well with positive net flows predominately to equity in both regions. Highlights for the quarter include:

▪The announcement of our plan to establish T. Rowe Price Investment Management (TRPIM), a separate U.S.-based SEC-registered investment advisor, to support the firm’s continued focus on generating strong investment results for clients. Longer term, having two distinct investment platforms with independent research teams will allow the firm to generate new capacity while retaining its scale benefits.

▪The approval of our business license for our wholly foreign owned enterprise, T. Rowe Price Investment Consulting (Shanghai) Co., Ltd. This is a critical step of our plans to open a Shanghai investment office in 2021 to expand our research coverage of Chinese companies.

▪The hiring of a new global head of diversity and inclusion, an important step in our commitment to attracting, developing, and retaining diverse talent and creating an ever more inclusive workplace.

“I am exceptionally proud of our associates around the world who rose to the occasion to meet the unforeseen challenges of 2020. They have worked tirelessly to deliver for our clients and support each other while staying true to our values.”

Assets Under Management
During Q4 2020, assets under management increased $160.1 billion to $1.47 trillion. Net cash inflows were
$2.2 billion, and clients transferred $2.5 billion in net assets from the U.S. mutual funds primarily to collective investment trusts and other investment products, of which $.9 billion transferred into the retirement date trusts. The components of the change in assets under management, by vehicle and asset class, are shown in the tables below.

	Three months ended 12/31/2020				Year ended 12/31/2020
(in billions)	U.S. mutual funds	Subadvised funds and separate accounts	Collective investment trusts and other investment products	Total	U.S. mutual funds	Subadvised funds and separate accounts	Collective investment trusts and other investment products	Total
Assets under management at beginning of period	$716.2	$354.3	$239.9	$1,310.4	$682.7	$313.8	$210.3	$1,206.8

Net cash flows before client transfers	(3.5)	1.0	4.7	2.2	(11.5)	8.0	9.1	5.6
Client transfers	(2.5)	.5	2.0	—	(13.7)	2.0	11.7	—
Net cash flows after client transfers	(6.0)	1.5	6.7	2.2	(25.2)	10.0	20.8	5.6
Net market appreciation and gains	86.9	44.3	29.4	160.6	140.0	76.3	43.7	260.0
Net distributions not reinvested	(2.5)	—	(.2)	(2.7)	(2.9)	—	(.2)	(3.1)
Acquired AUM	—	—	—	—	—	—	1.2	1.2
Change during the period	78.4	45.8	35.9	160.1	111.9	86.3	65.5	263.7

Assets under management at December 31, 2020	$794.6	$400.1	$275.8	$1,470.5	$794.6	$400.1	$275.8	$1,470.5

	Three months ended 12/31/2020				Year ended 12/31/2020
(in billions)	Equity	Fixed income, including money market	Multi-asset(1)	Total	Equity	Fixed income, including money market	Multi-asset(1)	Total
Assets under management at beginning of period	$785.8	$161.1	$363.5	$1,310.4	$698.9	$147.9	$360.0	$1,206.8

Net cash flows	(.3)	4.1	(1.6)	2.2	—	14.1	(8.5)	5.6
Net market appreciation and gains(2)	110.3	3.5	44.1	157.9	196.9	5.5	54.5	256.9
Acquired AUM	—	—	—	—	—	1.2	—	1.2
Change during the period	110.0	7.6	42.5	160.1	196.9	20.8	46.0	263.7
Assets under management at December 31, 2020	$895.8	$168.7	$406.0	$1,470.5	$895.8	$168.7	$406.0	$1,470.5
(1) The underlying assets under management of the multi-asset portfolios have been aggregated and presented in this category and not reported in the equity and fixed income columns.
(2) Includes distributions not reinvested.

Assets under management in the firm's target date retirement products, which are reported as part of the multi-asset column in the table above, were $332.2 billion at December 31, 2020, compared with $296.6 billion at
September 30, 2020, and $292.4 billion at December 31, 2019. These portfolios experienced net cash outflows of
$1.5 billion in Q4 2020 and $6.5 billion in 2020.

Investors domiciled outside the United States accounted for 9.3% of the firm's assets under management at December 31, 2020 and 6.9% at December 31, 2019.

The firm provides participant accounting and plan administration for defined contribution retirement plans that invest in the firm's U.S. mutual funds and collective investment trusts, as well as funds outside of the firm's complex. As of
December 31, 2020, the firm's assets under administration were $239 billion, of which nearly $148 billion are assets we manage.

In recent years, the firm began offering non-discretionary advisory services through model delivery, which are managed accounts where portfolio holdings and trades in the portfolio are provided to sponsor platforms to implement for their clients. The firm records the revenue earned on these services in administrative fees. The assets under advisement in these portfolios, predominantly in the United States, were $2.8 billion at December 31, 2020.

Financial Results
Net revenues earned in Q4 2020 were $1.7 billion, up 18.0% from Q4 2019. Average assets under management in Q4 2020 were $1.39 trillion, an increase of 20.0% from Q4 2019. The firm voluntarily waived money market advisory fees in Q4 2020 of $11.3 million to maintain positive yields for investors. We expect to continue to waive fees in 2021.
▪Investment advisory revenues earned in Q4 2020 from the firm's U.S. mutual funds were $1.0 billion, an increase of 11.9% from Q4 2019. Average assets under management in these funds increased 14.6% to $758.2 billion in Q4 2020 from Q4 2019.

▪Investment advisory revenues earned in Q4 2020 from subadvised funds, separate accounts, collective investment trusts and other investment products were $601.1 million, an increase of 33.6% from Q4 2019. Average assets under management for these products increased 27.1% to $635.8 billion in Q4 2020 from Q4 2019. The fourth quarter of 2020 revenue includes $20.4 million in performance-based fees.

▪The annualized effective fee rate of 45.7 basis points in Q4 2020 was down slightly from 45.9 basis points earned in Q4 2019 as the impact of client transfers to lower fee vehicles or share classes within the complex over the last twelve months and money market fee waivers were largely offset by performance-based fees earned during the 2020 quarter. The performance-based fees earned in Q4 2020 are also the primary reason for the increase in the annualized effective fee rate in Q4 2020 compared to the 45.2 basis points earned in Q3 2020. Over time, the firm's effective fee rate can be impacted by market or cash flow related shifts among asset and share classes, price changes in existing products, and asset level changes in products with tiered-fee structures.

▪Administrative, distribution, and servicing fees in Q4 2020 were $130.7 million, an increase of 5.4% from Q4 2019. The increase was primarily attributable to higher transfer agent servicing activities provided to the T. Rowe Price mutual funds.

Operating expenses in Q4 2020 were $977.0 million, an increase of 10.0% compared to Q4 2019. The increase in the firm's operating expenses from the 2019 quarter was primarily due to a $45.1 million increase in expense related to the supplemental savings plan from higher market returns, and secondarily to higher compensation expenses. These higher expenses were offset in part by lower general and administrative costs, primarily lower travel-related expenses. The expense related to the supplemental savings plan was largely offset by the non-operating gains earned on the investments used to economically hedge the related liability.

On a non-GAAP basis, the firm's operating expenses in Q4 2020 were $908.5 million, a 5.2% increase over
Q4 2019. The firm's non-GAAP operating expenses do not include the impact of the supplemental savings plan and consolidated sponsored products.

▪Compensation and related costs were $640.4 million in Q4 2020, an increase of 21.2% compared to
Q4 2019. This increase was primarily related to the $45.1 million in higher expense for the supplemental savings plan, as strong market returns in Q4 2020 increased the liability compared with the impact of market returns in Q4 2019. Also contributing to the increase in 2020 costs were higher annual bonuses, salaries and benefits, and stock-based compensation expense. The firm's average staff size in Q4 2020 increased 5.2% over prior year and we employed 7,678 associates at December 31, 2020, an increase of 4.2% from the end of 2019.

▪Distribution and servicing costs were $77.3 million in Q4 2020, an increase of 15.0% from the $67.2 million recognized in Q4 2019. The increase was primarily driven by higher distribution costs as a result of continued inflows and market appreciation in the firm's international products, including the Japanese Investment Trusts.

▪Advertising and promotion expenses were $31.2 million in Q4 2020, a decrease of 18.5% over Q4 2019. The decrease was primarily driven by lower media costs and fewer conference and promotional events as a result of cancellations due to the coronavirus pandemic.

▪Technology, occupancy, and facility costs were $112.5 million in Q4 2020, a decrease of 4.5% from the $117.8 million recognized in Q4 2019. The decrease was primarily due to the absence in Q4 2020 of nonrecurring office facility costs that were recognized in Q4 2019. This decrease was partially offset by the ongoing investment in the firm's technology capabilities, including related depreciation and hosted solution licenses, and higher office lease costs.

▪General, administrative, and other costs were $78.1 million in Q4 2020, a decrease of 21.3% compared with the $99.3 million recognized in Q4 2019. The decrease was due to lower travel-related expenses, professional fees, and other administrative expenses.

For 2020, operating expenses on a GAAP basis increased 7.1% compared to 2019, and 6.1% on a non-GAAP basis.

The firm has increased its 2021 non-GAAP operating expense growth range to 8%-12%, from the 6%-9% provided in October as sharp market returns in Q4 2020 and current AUM levels have increased the firm's expectations for AUM-related expenses. The firm could elect to further adjust its expense growth should unforeseen circumstances arise, including significant market movements.

Non-operating income. Non-operating income was $390.1 million in Q4 2020, as compared to non-operating income of $170.0 million in Q4 2019. The firm's consolidated investment products and supplemental savings plan hedge portfolio comprised about 77% of the net gains recognized during Q4 2020. The cash and discretionary investment portfolio added net investment gains of $42.5 million during Q4 2020. The components of non-operating income for Q4 2020 and Q4 2019 are included in the tables at the end of this release.

Income taxes. The firm's effective tax rate was 18.9% in Q4 2020 and 20.8% in Q4 2019. For the full year, the firm's effective tax rate was 22.2% in 2020 compared with 23.2% in 2019. The following reconciles the statutory federal income tax rate to the firm's effective tax rate for the fourth quarter and the full year of 2020 and 2019:

	Three months ended		Year ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Statutory U.S. federal income tax rate	21.0%	21.0%	21.0%	21.0%
State income taxes for current year, net of federal income tax benefits(1)	3.3	4.1	3.8	4.3
Net income attributable to redeemable non-controlling interests(2)	(3.4)	(2.0)	(1.2)	(1.0)
Net excess tax benefits from stock-based compensation plans activity	(3.7)	(3.2)	(1.9)	(1.5)
Other items	1.7	.9	.5	.4
Effective income tax rate	18.9%	20.8%	22.2%	23.2%
(1) State income tax benefits are reflected in the total benefits for net income attributable to redeemable non-controlling interests and stock-based compensation plans activity.
(2) Net income attributable to redeemable non-controlling interest represents the portion of earnings held in the firm's consolidated investment products, which are not taxable to the firm despite being included in pre-tax income..

The firm's non-GAAP tax rate primarily adjusts for the impact of the consolidated investment products, including the net income attributable to the redeemable non-controlling interests. The firm's non-GAAP effective tax rate was 21.8% for Q4 2020 and 23.3% for the full year 2020. For both periods, the rates were impacted by a lower effective state tax rate as we continue to see the phased-in benefit of the 2018 Maryland state tax legislation and higher discrete tax benefits associated with the settlement of stock-based awards given the rise in our stock price in 2020. Based on information currently available, the firm expects that the 2018 Maryland state tax legislation will reduce our effective state tax rate over the five-year phase-in period to less than 3%.

The firm estimates that its effective tax rate for the full year 2021, on a GAAP basis, will be in the range of 22% to 25%. On a non-GAAP basis, the range is 23% to 25%.

Capital Management
T. Rowe Price remains debt-free with ample liquidity, including cash and investments in T. Rowe Price products as follows:

(in millions)	12/31/2020	12/31/2019
Cash and cash equivalents	$2,151.7	$1,781.8
Discretionary investments	2,095.7	1,899.6
Total cash and discretionary investments	4,247.4	3,681.4
Redeemable seed capital investments	1,219.1	1,325.6
Investments used to hedge the supplemental savings plan liability	768.1	561.1
Total cash and investments in T. Rowe Price products	$6,234.6	$5,568.1

▪The firm's common shares outstanding were 228.0 million at December 31, 2020, compared with 235.2 million at the end of 2019.
▪In 2020, the firm expended $1.2 billion to repurchase 10.9 million shares, or 4.6%, of its outstanding common shares at an average price of $109.30, including $21.5 million to repurchase 145,247 shares during Q4 2020.
▪The firm invested $214.6 million during the full year of 2020 in capitalized facilities and technology. The firm currently expects capital expenditures, including internal labor capitalization, for 2021 to be about $265 million, of which more than three-quarters is planned for technology initiatives. These expenditures are expected to continue to be funded from the firm's operating resources.

Investment Performance
The following table presents investment performance for specific asset classes and AUM weighted performance, mutual fund performance against passive peers, and composite performance against benchmarks for the one-, three-, five-, and 10-years ended December 31, 2020. Past performance is no guarantee of future results.

% of U.S. mutual funds that outperformed Morningstar median[1,2]
	1 year	3 years	5 years	10 years
Equity	65%	71%	66%	85%
Fixed Income	54%	55%	58%	57%
Multi-Asset	94%	94%	85%	90%
All Funds	70%	72%	69%	77%

% of U.S. mutual funds that outperformed passive peer median[1,3]
	1 year	3 years	5 years	10 years
Equity	52%	67%	64%	68%
Fixed Income	72%	59%	54%	47%
Multi-Asset	91%	82%	70%	86%
All Funds	69%	69%	63%	67%

% of composites that outperformed benchmarks[4]
	1 year	3 years	5 years	10 years
Equity	60%	65%	70%	77%
Fixed Income	66%	56%	67%	68%
All Composites	62%	62%	68%	74%

AUM- Weighted Performance
% of U.S. mutual funds AUM that outperformed Morningstar median[1,2]
	1 year	3 years	5 years	10 years
Equity	76%	79%	84%	92%
Fixed Income	43%	51%	57%	59%
Multi-Asset	100%	97%	96%	97%
All Funds	79%	81%	85%	90%

% of U.S. mutual funds AUM that outperformed passive peer median[1,3]
	1 year	3 years	5 years	10 years
Equity	39%	81%	77%	73%
Fixed Income	58%	50%	37%	43%
Multi-Asset	95%	96%	95%	96%
All Funds	54%	83%	79%	77%

% of composites AUM that outperformed benchmarks[4]
	1 year	3 years	5 years	10 years
Equity	70%	71%	73%	73%
Fixed Income	53%	47%	49%	72%
All Composites	67%	67%	69%	73%

As of December 31, 2020, 73 of 123 (59%) of the firm's rated U.S. mutual funds (across primary share classes) received an overall rating of 4 or 5 stars. By comparison, 32.5% of Morningstar's fund population is given a rate of 4 or 5 stars(5). In addition, 84%(5) of AUM in the firm's rated U.S. mutual funds (across primary share classes) ended 2020 with an overall rating of 4 or 5 stars.
(1) Source: © 2020 Morningstar, Inc. All rights reserved. The information contained herein: 1) is proprietary to Morningstar and/or its content providers; 2) may not be copied or distributed; and 3) is not warranted to be accurate, complete, or timely.Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.
(2) Source: Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the Morningstar category median. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total Fund AUM included for this analysis includes $493B for 1 year, $493B for 3 years, $493B for 5 years, and $484B for 10 years.
(3) Passive Peer Median was created by T. Rowe Price using data from Morningstar. Primary share class only. Excludes money market mutual funds, funds with an operating history of less than one year, funds with fewer than three peers, T. Rowe Price passive funds, and T. Rowe Price funds that are clones of other funds. This analysis compares T. Rowe Price active funds to the applicable universe of passive/index open-end funds and ETFs of peer firms. The top chart reflects the percentage of T. Rowe Price funds with 1 year, 3 year, 5 year, and 10 year track record that are outperforming the passive peer universe. The bottom chart reflects the percentage of T. Rowe Price funds AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $475B for 1 year, $473B for 3 years, $432B for 5 years, and $411B for 10 years.
(4)Composite net returns are calculated using the highest applicable separate account fee schedule. Excludes money market composites. All composites compared to official GIPS composite primary benchmark. The top chart reflects the percentage of T. Rowe Price composites with 1 year, 3 year, 5 year, and 10 year track record that are outperforming their benchmarks. The bottom chart reflects the percentage of T. Rowe Price composite AUM that has outperformed for the time periods indicated. Total AUM included for this analysis includes $1,355B for 1 year, $1,353B for 3 years, $1,328B for 5 years, and $1,290B for 10 years.
(5) The Morningstar Rating™ for funds is calculated for funds with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product's monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. Morningstar gives its best ratings of 5 or 4 stars to the top 32.5% of all funds (of the 32.5%, 10% get 5 stars and 22.5% get 4 stars). The Overall Morningstar Rating™ is derived from a weighted average of the performance figures associated with a fund’s 3, 5, and 10 year (if applicable) Morningstar Rating™ metrics.

Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the firm's 2020 consolidated financial statements and internal controls over financial reporting at December 31, 2020. The firm expects that KPMG LLP will complete its work in February and that the firm will then file its Form 10-K Annual Report for 2020 with the U.S. Securities and Exchange Commission. The Form 10-K will include additional information, including the firm's audited consolidated financial statements, management's report on internal controls over financial reporting at December 31, 2020, and the reports of KPMG LLP.

Certain statements in this earnings release may represent “forward-looking information,” including information relating to anticipated changes in revenues, net income and earnings per common share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, estimated effective tax rates, and expectations regarding financial results, future transactions, new products and services, investments, capital expenditures, dividends, stock repurchases, changes in our effective fee rate, the impact of the coronavirus pandemic, and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the firm's Form 10-Q for the third quarter for 2020 and 2019 Annual Report on Form 10-K.

Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.

CONTACTS:

Public Relations	Investor Relations
Brian Lewbart	Meghan Azevedo
410-345-2242	410-345-2756
brian.lewbart@troweprice.com	meghan.azevedo@troweprice.com

Unaudited Consolidated Statements of Income
(in millions, except per-share amounts)
	Three months ended		Year ended
Revenues	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Investment advisory fees	$1,602.2	$1,344.7	$5,693.1	$5,112.5
Administrative, distribution, and servicing fees	130.7	124.0	513.6	505.4
Net revenues	1,732.9	1,468.7	6,206.7	5,617.9

Operating expenses
Compensation and related costs	640.4	528.2	2,182.4	1,969.2
Distribution and servicing	77.3	67.2	278.5	262.5
Advertising and promotion	31.2	38.3	83.7	96.8
Product-related costs	37.5	37.6	155.5	153.2
Technology, occupancy, and facility costs	112.5	117.8	444.8	427.3
General, administrative, and other	78.1	99.3	316.1	321.9
Total operating expenses	977.0	888.4	3,461.0	3,230.9

Net operating income	755.9	580.3	2,745.7	2,387.0

Non-operating income (loss)
Net gains on investments	146.2	66.4	246.8	260.4
Net gains on consolidated investment products	238.3	96.6	251.7	272.9
Other income (loss)	5.6	7.0	(2.0)	7.0
Total non-operating income	390.1	170.0	496.5	540.3

Income before income taxes	1,146.0	750.3	3,242.2	2,927.3
Provision for income taxes	216.4	156.4	718.9	678.4
Net income	929.6	593.9	2,523.3	2,248.9
Less: net income attributable to redeemable non-controlling interests	146.2	48.6	150.6	117.6
Net income attributable to T. Rowe Price Group	783.4	545.3	2,372.7	2,131.3
Less: net income allocated to outstanding restricted stock and stock unit holders	21.2	14.6	65.3	55.3
Net income allocated to T. Rowe Price Group common stockholders	$762.2	$530.7	$2,307.4	$2,076.0

Earnings per share
Basic	$3.36	$2.27	$10.08	$8.82
Diluted	$3.33	$2.24	$9.98	$8.70

Weighted-average common shares
Outstanding	226.8	234.1	228.8	235.4
Outstanding assuming dilution	229.2	237.4	231.2	238.6

The following table presents investment advisory revenues for the three-months and year ended
December 31, 2020 and 2019, including a separate break out of revenue earned from our multi-asset portfolios. Prior year amounts have been recast to conform with the current year presentation.

Investment Advisory Revenues (in millions)	Three months ended		Year ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
U.S. mutual funds
Equity	$689.8	$577.7	$2,440.4	$2,219.1
Fixed income, including money market	61.4	71.5	266.5	280.1
Multi-asset	249.9	245.7	933.0	953.3
	1,001.1	894.9	3,639.9	3,452.5
Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	401.6	282.4	1,326.3	1,033.4
Fixed income, including money market	39.0	37.7	149.3	153.7
Multi-asset	160.5	129.7	577.6	472.9
	601.1	449.8	2,053.2	1,660.0
Total	$1,602.2	$1,344.7	$5,693.1	$5,112.5

Assets Under Management (in billions)	Average during
	Three months ended		Year ended		As of
	12/31/2020	12/31/2019	12/31/2020	12/31/2019	12/31/2020	12/31/2019
U.S. mutual funds
Equity	$471.0	$390.3	$417.0	$376.3	$498.6	$407.1
Fixed income, including money market	79.3	74.2	76.8	72.0	79.4	73.7
Multi-asset	207.9	197.1	193.9	192.1	216.6	201.9
	758.2	661.6	687.7	640.4	794.6	682.7

Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	375.3	275.5	321.3	257.3	397.2	291.7
Fixed income, including money market	87.4	81.4	82.1	79.5	89.3	74.2
Multi-asset	173.1	143.5	156.8	132.1	189.4	158.2
	635.8	500.4	560.2	468.9	675.9	524.1
Total	$1,394.0	$1,162.0	$1,247.9	$1,109.3	$1,470.5	$1,206.8

Net Cash Flows After Client Transfers (by investment vehicle and underlying asset class)	Three months ended	Year ended
(in billions)	12/31/2020	12/31/2020
U.S. mutual funds
Equity	$(3.5)	$(15.4)
Fixed income, including money market	.5	3.9
Multi-asset	(3.0)	(13.7)
	(6.0)	(25.2)
Subadvised funds, separate accounts, collective investment trusts, and other investment products
Equity	3.3	15.5
Fixed income, including money market	3.5	10.1
Multi-asset	1.4	5.2
	8.2	30.8
Total net cash flows after client transfers	$2.2	$5.6

Non-Operating Income (in millions)	Three months ended		Year ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Net gains (losses) from non-consolidated T. Rowe Price investment products
Cash and discretionary investments
Dividend income	$5.5	$15.4	$25.2	$67.6
Market related gains and equity in earnings	37.0	11.8	67.5	58.4
Total net gains from cash and discretionary investments	42.5	27.2	92.7	126.0
Seed capital investments
Dividend income	.8	1.3	2.2	2.3
Market related gains and equity in earnings	23.9	11.8	32.2	42.7
Net gain recognized upon deconsolidation	.6	—	.7	.1
Investments used to hedge the supplemental savings plan liability	61.9	23.1	91.1	67.9
Total net gains from non-consolidated T. Rowe Price investment products	129.7	63.4	218.9	239.0
Other investment income	16.5	3.0	27.9	21.4
Net gains on investments	146.2	66.4	246.8	260.4
Net gains on consolidated sponsored investment portfolios	238.4	96.6	251.7	272.9
Other income (loss), including foreign currency gains and losses	5.5	7.0	(2.0)	7.0
Non-operating income	$390.1	$170.0	$496.5	$540.3

Unaudited Condensed Consolidated Cash Flows Information (in millions)
	Year ended
	12/31/2020			12/31/2019
	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows	Cash flow attributable to T. Rowe Price Group	Cash flow attributable to consolidated T. Rowe Price investment products, net of eliminations	As reported on statement of cash flows
Cash provided by (used in) operating activities, including $246.2 of stock-based compensation expense and $189.6 of depreciation expense in 2020	$2,479.0	$(560.1)	$1,918.9	$2,202.3	$(679.6)	$1,522.7
Cash provided by (used in) investing activities, including $(214.6) for additions to property and equipment, $(272.4) of purchases and $454.1 of dispositions to T. Rowe Price investment products in 2020	(65.3)	29.0	(36.3)	(489.3)	164.8	(324.5)
Cash provided by (used in) financing activities, including T. Rowe Price Group common stock repurchases of $(1,201.9)* and dividends paid of $(845.8) in 2020	(2,043.8)	557.5	(1,486.3)	(1,356.4)	523.7	(832.7)
Effect of exchange rate changes on cash and cash equivalents	—	1.9	1.9	—	(2.5)	(2.5)
Net change in cash and cash equivalents during period	$369.9	$28.3	$398.2	$356.6	$6.4	$363.0
*Cash flows for stock repurchases reflect the impact of the timing of the settlement of these transactions at each period beginning and end.

Unaudited Condensed Consolidated Balance Sheet Information (in millions)	As of
	12/31/2020	12/31/2019
Cash and cash equivalents	$2,151.7	$1,781.8
Accounts receivable and accrued revenue	863.1	646.6
Investments	3,250.8	2,939.8
Assets of consolidated T. Rowe Price investment products	2,695.5	2,276.9
Operating lease assets	117.6	110.8
Property and equipment, net	695.4	674.4
Goodwill	665.7	665.7
Other assets	219.2	234.4
Total assets	10,659.0	9,330.4
Supplemental savings plan liability	772.2	563.4
Total other liabilities, includes $57.7 at December 31, 2020, and $39.2 at December 31, 2019, from consolidated T. Rowe Price investment products	618.1	543.9
Redeemable non-controlling interests	1,561.7	1,121.0
Stockholders' equity, 228 common shares outstanding at December 31, 2020	$7,707.0	$7,102.1

Cash, Cash Equivalents, and Investments Information (in millions)
	Cash and cash equivalents	Investments	Net assets of consolidated T. Rowe Price investment products*	Total
Cash and discretionary investments	$2,151.7	$1,890.6	$205.1	$4,247.4
Seed capital investments	—	348.1	871.0	1,219.1
Investments used to hedge the supplemental savings plan liability	—	768.1	—	768.1
Total cash and investments in T. Rowe Price products attributable to T. Rowe Price Group	2,151.7	3,006.8	1,076.1	6,234.6
Investment in UTI and other investments	—	244.0	—	244.0
Total cash and investments attributable to T. Rowe Price Group	2,151.7	3,250.8	1,076.1	6,478.6
Redeemable non-controlling interests	—	—	1,561.7	1,561.7
As reported on unaudited condensed consolidated balance sheet at December 31, 2020	$2,151.7	$3,250.8	$2,637.8	$8,040.3

* The $205.1 million and $871.0 million represent the total value at December 31, 2020, of T. Rowe Price's interest in the consolidated T. Rowe Price investment products. The total net assets of $2,637.8 million at December 31, 2020, includes assets of $2,695.5 million less liabilities of $57.7 million as reflected in the unaudited condensed consolidated balance sheet information table above.

Non-GAAP Information and Reconciliation

The firm believes the non-GAAP financial measures below provide relevant and meaningful information to investors about its core operating results. These measures have been established in order to increase transparency for the purpose of evaluating the firm's core business, for comparing current results with prior period results, and to enable more appropriate comparison with industry peers. However, non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP and may be calculated differently by other companies.

The following schedules reconcile U.S. GAAP financial measures to non-GAAP financial measures for the three months ended December 31, 2020 and 2019.

	Three months ended 12/31/2020
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(4)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(5)
U.S. GAAP Basis	$977.0	$755.9	$390.1	$216.4	$783.4	$3.33
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(2.1)	4.7	(238.4)	(18.1)	(69.4)	(.30)
Supplemental savings plan liability(2)	(66.4)	66.4	(61.9)	.9	3.6	.02
Other non-operating income(3)	—	—	(47.3)	(9.9)	(37.4)	(.16)
Adjusted Non-GAAP Basis	$908.5	$827.0	$42.5	$189.3	$680.2	$2.89

	Three months ended 12/31/2019
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(4)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(5)
U.S. GAAP Basis	$888.4	$580.3	$170.0	$156.4	$545.3	$2.24
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(3.6)	4.1	(96.6)	(12.0)	(31.9)	(.13)
Supplemental savings plan liability(2)	(21.3)	21.3	(23.1)	(.4)	(1.4)	(.01)
Other non-operating income(3)	—	—	(23.1)	(6.3)	(16.8)	(.07)
Adjusted Non-GAAP Basis	$863.5	$605.7	$27.2	$137.7	$495.2	$2.03

The following schedules reconcile certain U.S. GAAP financial measures for the years ended December 31, 2020 and 2019.

	Year ended 12/31/2020
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(4)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(5)
U.S. GAAP Basis	$3,461.0	$2,745.7	$496.5	$718.9	$2,372.7	$9.98
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(6.5)	16.4	(251.7)	(19.5)	(65.1)	(.27)
Supplemental savings plan liability(2)	(111.8)	111.8	(91.1)	7.2	13.5	.06
Other non-operating income(3)	—	—	(61.0)	(16.8)	(44.3)	(.19)
Adjusted Non-GAAP Basis	$3,342.7	$2,873.9	$92.7	$689.8	$2,276.8	$9.58

	Year ended 12/31/2019
	Operating expenses	Net operating income	Non-operating income (loss)	Provision (benefit) for income taxes(4)	Net income attributable to T. Rowe Price Group	Diluted earnings per share(5)
U.S. GAAP Basis	$3,230.9	$2,387.0	$540.3	$678.4	$2,131.3	$8.70
Non-GAAP adjustments:
Consolidated T. Rowe Price investment products(1)	(7.9)	14.7	(272.9)	(35.7)	(104.9)	(.42)
Supplemental savings plan liability(2)	(73.2)	73.2	(67.9)	1.3	4.0	.02
Other non-operating income(3)	—	—	(73.5)	(18.7)	(54.8)	(.23)
Adjusted Non-GAAP Basis	$3,149.8	$2,474.9	$126.0	$625.3	$1,975.6	$8.07

(1)    These non-GAAP adjustments remove the impact that the consolidated T. Rowe Price investment products have on the firm's U.S. GAAP consolidated statements of income. Specifically, the firm adds back the operating expenses and subtracts the investment income of the consolidated T. Rowe Price investment products. The adjustment to operating expenses represents the operating expenses of the consolidated products, net of the elimination of related management and administrative fees. The adjustment to net income attributable to T. Rowe Price Group represents the net income of the consolidated products, net of redeemable non-controlling interests. Management believes the consolidated T. Rowe Price investment products may impact the reader’s ability to understand the firm's core operating results.

(2)    This non-GAAP adjustment removes the compensation expense impact from market valuation changes in the supplemental savings plan liability and the related net gains (losses) on investments designated as an economic hedge against the related liability. Amounts deferred under the supplemental savings plan are adjusted for appreciation (depreciation) of hypothetical investments chosen by participants. The firm uses T. Rowe Price investment products to economically hedge the exposure to these market movements. Management believes it is useful to offset the non-operating investment income (loss) realized on the hedges against the related compensation expense and remove the net impact to help the reader's ability to understand the firm's core operating results and to increase comparability period to period.

(3)    This non-GAAP adjustment represents the other non-operating income (loss) and the net gains (losses) earned on the firm's non-consolidated investment portfolio that are not designated as economic hedges of the supplemental savings plan liability, and that are not part of the cash and discretionary investment portfolio. Management retains the investment gains recognized on the non-consolidated cash and discretionary investments as these assets and related income (loss) are considered part of the firm's core operations. Management believes adjusting for these non-operating income (loss) items helps the reader’s ability to understand the firm's core operating results and increases comparability to prior years. Additionally, management does not emphasize the impact of the portion of non-operating income (loss) removed when managing and evaluating the firm's performance.

(4)    The income tax impacts were calculated in order to achieve an overall year-to-date non-GAAP effective tax rate of 23.3% for 2020 and 24.0% for 2019. As such, the non-GAAP effective tax rate for both the three months ended December 31, 2020 and 2019 was 21.8%. The firm estimates that its effective tax rate for the full-year 2021 on a non-GAAP basis will be in the range of 23% to 25%.

(5)    This non-GAAP measure was calculated by applying the two-class method to adjusted net income attributable to T. Rowe Price Group divided by the weighted-average common shares outstanding assuming dilution. The calculation of adjusted net income allocated to common stockholders is as follows:

	Three months ended		Year ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Adjusted net income attributable to T. Rowe Price Group	$680.2	$495.2	$2,276.8	$1,975.6
Less: adjusted net income allocated to outstanding restricted stock and stock unit holders	18.4	13.3	62.4	50.9
Adjusted net income allocated to common stockholders	$661.8	$481.9	$2,214.4	$1,924.7